Exhibit 10.30

Aterian, Inc.

Executive Severance Plan

ARTICLE I
PURPOSE

This Executive Severance Plan has been established by the Company on March 21, 2025 (the “Effective Date”) to provide Participants with the opportunity to receive severance benefits in the event of certain terminations of employment. The purpose of the Plan is to attract and retain qualified executives. The Plan is intended to be a top hat welfare benefit plan under ERISA.

Capitalized terms used but not otherwise defined herein have the meanings set forth in ARTICLE II.

ARTICLE II
DEFINITIONS

“280G Payments” has the meaning set forth in Section 9.04.

“Administrator” means the Board or any committee thereof duly authorized by the Board to administer the Plan.

“Annual Target Bonus” means the annual bonus for a Participant, as approved in writing by the Board and/or the Compensation Committee.

“Board” means the Board of Directors of the Company.

“Cause” has the same meaning as set forth in any unexpired employment agreement between the Company and the Participant or, in the absence of such agreement or definition of Cause therein, means that the Company determines in its reasonable discretion that any of the following situations gave rise to a Participant’s termination from service: (i) the Participant committed, was convicted, or pled no contest or any similar plea to a misdemeanor involving acts of dishonesty or breach of fiduciary duty or any felony; (ii) the Participant willfully failed to substantially perform his or her duties and responsibilities to the Company or deliberately violated a Company policy, the Participant received written notification of such failure from the Board describing the basis for the Company’s determination, and the Participant has not cured such failure within a period of 30 days following the notice; (iii) the Participant committed any act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iv) without authorization, the Participant used or disclosed any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (v) the Participant breached any of his or her material obligations under any written agreement with the Company. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or other service relationship at any time, and the term “Company” will be interpreted herein to include any affiliate or successor thereto, if appropriate. Furthermore, a Participant’s service shall be deemed to have terminated for Cause within the meaning hereof if, at any time (whether before, on, or after termination of the Participant’s service), facts or circumstances are discovered that would have justified a termination for Cause, regardless of whether the Participant initiated the termination of the Participant’s service.

“Change in Control” means the first of the following to occur after the Effective Date:

         (i)         Acquisition of Controlling Interest. Any Person (other than Persons who are employees or service providers at any time more than one year before a transaction) becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided that the foregoing shall exclude any bona fide sale of securities of the Company by the Company to one or more third parties for purposes of raising capital. In applying the preceding sentence, an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be a Change in Control, as reasonably determined by the Board.

         (ii)         Change in Board Control. During any consecutive one-year period, individuals who constituted the Board at the beginning of the period (or their approved replacements, as defined in the next sentence) cease for any reason to constitute a majority of the Board. A new director shall be considered an “approved replacement” director if his or her election (or nomination for election) was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or were themselves approved replacement directors, but in either case excluding any director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board.

         (iii)         Merger. The Company consummates a merger or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person (other than Persons who are employees or service providers at any time more than one year before the transaction) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.

         (iv) Sale of Assets. The Company sells or disposes of all, or substantially all, of the Company’s assets.

         (v) Liquidation or Dissolution. The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following, which (I) the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, or (II) any Person who was a Beneficial Owner, directly or indirectly, of securities in the Company representing 50% or more acquires additional securities in the Company, or (III) the Company converting from an incorporated entity to an unincorporated entity.

“Change in Control Pro Rata Bonus” has the meaning set forth in Section 4.02(b).

“Change in Control Severance” has the meaning set forth in Section 4.02(a).

“Change in Control Qualifying Termination” means the termination of a Participant’s employment either (a) by the Company other than for Cause, the Participant’s death, or the Participant’s Disability; or (b) by the Participant for Good Reason that occurred either (i) after a Change in Control and on or before the first anniversary thereof or (ii) at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or in connection with or anticipation of a Change in Control.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Any reference to COBRA shall be deemed to include a reference to any regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Company” means Aterian, Inc., a Delaware corporation, and any successor thereto.

“Disability” means such term as defined in any then-existing employment or service agreement between the Participant and the Company, or in the absence of such agreement (or the absence of such term therein), such term as defined in the Company’s long-term disability plan or policy then in effect with respect to that Participant, as such plan or policy may be in effect from time to time, and, if there is no such plan or policy, a total and permanent disability as defined in Code Section 22(e)(3).

“Effective Date” has the meaning set forth in ARTICLE I.

“Eligible Employee” means any full-time executive of the Company who is and designated as a Participant in Appendix A. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Good Reason” has the same meaning as set forth in any unexpired employment agreement between the Company and the Participant, or, in the absence of such agreement or definition of Good Reason therein, means (i) a reduction of a Participant’s base salary and bonus that diminishes the aggregate value of the Participant’s compensation except to the extent that the base salary and bonus of all other officers of the Company is similarly reduced; (ii) any change in a Participant’s position, title or reporting relationship with the Company that diminishes in any material respect the Participant’s authority, duties or responsibilities, provided, however, that a change in a Participant’s authority, duties or responsibilities solely due to the Company becoming a division, subsidiary or other similar part of a larger organization shall not by itself constitute Good Reason; or (iii) a relocation of a Participant’s principal place of employment that would result in an increase in the Participant’s one-way commute by more than 30 miles; provided, however, in each case, that the Participant has given the Company written notice within thirty (30) days of the initial occurrence of the event that is alleged to constitute Good Reason, such breach remains uncured in the thirty (30) day period after such notice, and the Participant terminates employment no later than ten (10) days after the cure period has expired.

“Participant” has the meaning set forth in Section 3.01.

“Person” has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.

“Plan” means this Aterian, Inc. Executive Severance Plan, as may be amended and/or restated from time to time.

“Pro-Rata Bonus” has the meaning set forth in Section 4.02(b).

“Qualifying Termination” means the termination of a Participant’s employment either (a) by the Company other than for Cause, the Participant’s death, or the Participant’s Disability; or (b) by the Participant for Good Reason; in each case, other than a termination of employment that qualifies as a “Change in Control Qualifying Termination.”

“Release” has the meaning set forth in Section 6.01.

“Section 280G” has the meaning set forth in Section 9.04.

“Section 4999” has the meaning set forth in Section 9.04.

“Severance” has the meaning set forth in Section 4.02(a).

“Specified Employee Payment Date” has the meaning set forth in Section 9.13(b).

ARTICLE III

PARTICIPATION

Section III.01    Participants. The Administrator shall designate and provide written notice to each Eligible Employee chosen by the Administrator to participate in the Plan (each, a “Participant”). Appendix A of the Plan, as it may be updated from time to time by the Administrator, shall at all times contain a current list of Participants.

ARTICLE IV
SEPARATION BENEFITS

Section IV.01    Separation Benefits Upon a Qualifying Termination. If a Participant experiences a Qualifying Termination, then, subject to ARTICLE VI, the Company will provide the Participant with the following:

(a)    Severance in an amount equal to the Participant’s annual base salary in effect immediately prior to the date of the Qualifying Termination (“Severance”). Subject to Section 9.13, Severance will be paid in substantially equal installments over the twelve-month period following the Qualifying Termination, payable in accordance with the Company’s normal payroll practices, which payments in the aggregate are equal to the Severance and which shall begin as soon as practicable following the Qualifying Termination;

(b)    A prorated annual bonus equal to the product of (i) the Annual Target Bonus, if any, for the Participant for the entire fiscal year in which the Qualifying Termination occurs; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Qualifying Termination occurs and the denominator of which is the number of days in such year (a “Pro-Rata Bonus”). Subject to Section 9.13, a Participant’s Pro-Rata Bonus shall be paid on the date that annual bonuses are paid to the Company’s senior executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year in which the Qualifying Termination occurs; and

(c)    For twelve months following the date of the Qualifying Termination, the Company shall cause the Company’s welfare plans to continue medical and dental benefits to the Participant and/or the Participant’s family on the same terms applicable to similarly situated active employees, with the Participant’s share of the premiums no greater than that applicable to such similarly situated active employees; provided that (i) the Participant or qualified beneficiary of the Participant timely elects continuation coverage under COBRA; (ii) if the Participant becomes eligible for substantially similar medical and/or dental benefits in connection with subsequent employment or coverage under Medicare, the medical and/or dental benefits, as applicable, described herein shall terminate; and (iii) the benefits provided hereunder shall be provided in such a manner that such benefits are excluded from the Participant’s income for federal income tax purposes. Notwithstanding the foregoing, if the Company reasonably determines that providing continued coverage under one or more of its welfare benefit plans contemplated herein could adversely affect the tax treatment of other participants covered under such plans, or would otherwise have adverse legal ramifications or adverse economic impact, the Company may, in its discretion, provide other insurance coverage substantially similar in the aggregate to the continued coverage otherwise required hereunder.

Section IV.02    Separation Benefits Upon a Change in Control Qualifying Termination. If a Participant experiences a Change in Control Qualifying Termination, then, subject to ARTICLE VI and Section 9.04, the Company will provide the Participant with the following:

(a)    Severance in an amount equal to the Participant’s base salary in effect immediately prior to the date of the Change in Control Qualifying Termination plus the Participant’s Annual Target Bonus for the year in which the Change in Control Qualifying Termination occurs (“Change in Control Severance”). Subject to Section 9.13, Change in Control Severance will be paid in a single lump-sum as soon as practicable following the Change in Control, but in no event later than 60 days following the Change in Control.

(b)    A prorated annual bonus equal to the product of (i) the Annual Target Bonus, if any, for the Participant for the entire fiscal year in which the Change in Control Qualifying Termination occurs; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Change in Control Qualifying Termination occurs and the denominator of which is the number of days in such year (a “Change in Control Pro-Rata Bonus”). Subject to Section 9.13, the Change in Control Pro-Rata Bonus will be paid in a single lump-sum as soon as practicable following the Change in Control, but in no event later than 60 days following the Change in Control.

(c)    For twelve months following the date of the Change in Control Qualifying Termination, the Company shall cause the Company’s welfare plans to continue medical and dental benefits to the Participant and/or the Participant’s family on the same terms applicable to similarly situated active employees, with the Participant’s share of the premiums no greater than that applicable to such similarly situated active employees; provided that (i) the Participant or qualified beneficiary of the Participant timely elects continuation coverage under COBRA; (ii) if the Participant becomes eligible for substantially similar medical and/or dental benefits in connection with subsequent employment or coverage under Medicare, the medical and/or dental benefits, as applicable, described herein shall terminate; and (iii) the benefits provided hereunder shall be provided in such a manner that such benefits are excluded from the Participant’s income for federal income tax purposes. Notwithstanding the foregoing, if the Company reasonably determines that providing continued coverage under one or more of its welfare benefit plans contemplated herein could adversely affect the tax treatment of other participants covered under such plans, or would otherwise have adverse legal ramifications or adverse economic impact, the Company may, in its discretion, provide other insurance coverage substantially similar in the aggregate to the continued coverage otherwise required hereunder.

ARTICLE V
EQUITY AWARDS

Section V.01    Equity Awards in a Qualifying Termination. Notwithstanding the terms of the Company equity plan or plans under which a Participant’s equity awards are granted or any applicable award agreements, or any equity-related terms in any employment agreement, if a Participant has a Qualifying Termination, then any outstanding equity awards shall be treated as follows:

(a)    With respect to an individual who is the Chief Executive Officer of the Company as of the Effective Date, subject to ARTICLE VI, any outstanding equity awards shall not be terminated and shall immediately become fully vested.

(b)    With respect to any Participant in the Plan other than a Participant described in (a), subject to ARTICLE VI, any outstanding equity awards shall not be terminated and shall continue to vest during the twelve month period following the Qualifying Termination.

Section V.02    Equity Awards in a Change in Control Qualifying Termination. Notwithstanding the terms of the Company equity plan or plans under which a Participant’s equity awards are granted or any applicable award agreements, or any equity-related terms in any employment agreement, if a Participant has a Change in Control Qualifying Termination, subject to ARTICLE VI, the Participant’s outstanding unvested time-based equity awards shall become fully vested.

ARTICLE VI
CONDITIONS

Section VI.01    Conditions A Participant’s entitlement to any severance or equity benefits under ARTICLE IV and ARTICLE V will be subject to (i) the Participant experiencing a Qualifying Termination or Change in Control Qualifying Termination, as applicable; and (ii) the Participant executing (A) a release of claims in favor of the Company, its affiliates and their respective officers and directors; and (B) an agreement including non-competition, non-solicitation, non-disparagement, confidentiality and further cooperation provisions substantially similar to those set forth in Appendix B hereto.

ARTICLE VII
CLAIMS PROCEDURES

Section VII.01    Initial Claims. A Participant who believes that the Participant is eligible for a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within 60 days after the Participant’s Qualifying Termination or Change in Control Qualifying Termination. Claims should be addressed and sent to:

Aterian, Inc.

Attention: General Counsel

legal@aterian.io

350 Springfield Avenue, Suite 200

Summit, NJ 07901

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

(a)    the specific reason or reasons for the denial of the Participant’s claim;

(b)    references to the specific Plan provisions on which the denial of the Participant’s claim was based;

(c)    a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d)    a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section VII.02    Appeal of Denied Claims. If the Participant’s claim is denied and they wish to submit a request for a review of the denied claim, the Participant or their authorized representative must follow the procedures described below:

(a)    Upon receipt of the denied claim, the Participant (or their authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(b)    The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to their claim for benefits.

(c)    The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to their claim for benefits.

(d)    The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to their claim, without regard to whether such information was submitted or considered in the initial denial of their claim.

Section VII.03    Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:

(a)    the specific reason or reasons for the denial of the Participant’s claim;

(b)    reference to the specific Plan provisions on which the denial of the Participant’s claim is based;

(c)    a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to their claim for benefits; and

(d)    a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

Section VII.04    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a)    no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b)    in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

ARTICLE VIII
ADMINISTRATION, AMENDMENT AND TERMINATION

Section VIII.01    Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(a)    administer the Plan according to its terms and to interpret Plan provisions;

(b)    resolve and clarify inconsistencies, ambiguities, and omissions in the Plan and among and between the Plan and other related documents;

(c)    take all actions and make all decisions regarding questions of eligibility for benefits, and benefit amounts;

(d)    make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(e)    process and approve or deny all claims for benefits; and

(f)    decide or resolve any and all questions, including benefit eligibility determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

Section VIII.02    Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time, provided that no such amendment or termination that has the effect of reducing or diminishing the material rights or potential financial benefits of any Participant will be effective without the written consent of such Participant.

ARTICLE IX
GENERAL PROVISIONS

Section IX.01    At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

Section IX.02    Effect on Other Plans, Agreements, and Benefits.

(a)    Any benefits payable to a Participant under the Plan will be: (i) in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan, or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) a reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.

(b)    Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

Section IX.03    Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section IX.04    Code Section 280G. In the event that the severance and other benefits provided for in this Plan or otherwise (“280G Payments”) payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“Section 280G”), and (ii) but for this Section 9.04, would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the 280G Payments will be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999. If a reduction in severance and/or other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G), which will occur in the reverse order of the date of grant for such awards (i.e., the most recently granted awards will be reduced first); (ii) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (iii) reduction of acceleration of vesting of equity awards, which will occur in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted equity awards will be reduced first); and (iv) reduction of other benefits paid or provided to the Participant, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the Participant on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata.

Notwithstanding the foregoing, to the extent the Company submits any payment or benefit payable to the Participant under this Plan or otherwise to the Company’s stockholders for approval in accordance with Treasury Regulation Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by the Participant and in the order prescribed by this Section 9.04. In no event will a Participant have any discretion with respect to the ordering of payment reductions.

Unless the Participant and the Company otherwise agree in writing, any determination required under this Section 9.04 will be made in writing by a nationally recognized firm of independent public accountants or valuation firm selected by the Company or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by this Section 9.04 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999. The Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 9.04. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 9.04.

Section IX.05    Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section IX.06    Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section IX.07    Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest, in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.

Section IX.08    Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.

Section IX.09    Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section IX.10    Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Delaware without regard to conflicts of law principles. Any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of New York, county of New York, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.]

Section IX.11    Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Section IX.12    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section IX.13    Section 409A.

(a)    The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered accordingly. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b)    Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination or Change in Control Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or Change in Control Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Participant’s separation from service occurs shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Release or other agreement, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination of Change in Control Qualifying Termination and ending on the payment date if no delay had been imposed.

(c)    To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.

Appendix A

PARTICIPANTS

As of the Plan Effective Date, the following employees are Participants in the Plan:

●	Arturo Rodriguez

●	Joshua Feldman

●	Roi Zahut

●	Christopher Porcelli

●	Phillip Lepper

Appendix B

[DATE]

Re:         Terms of Separation

Dear :

This letter confirms the agreement (“Agreement”) between you and Aterian Group, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1.	Separation Date: is your last day of employment with the Company (the “Separation Date”). You will be paid through [DATE] .

2.	Benefits: [_________]

3.

Separation Compensation: Provided that you sign and return this Agreement to the Company within twenty-one (21) calendar days after your receipt thereof, (the “Execution Date”), do not revoke this agreement pursuant to Section 18 below, and comply with its terms: You shall be entitled to a separation payment [______________].

4.

Salary through Separation Date: Regardless of whether you sign this Agreement, you will receive any earned and unpaid salary through the Separation Date in accordance with Company policy. Other than the aforementioned salary, you agree that the Company and the other Released Parties do not owe you any other amounts, including without limitation any wages, salary, bonuses, reimbursable expenses, or other payments or benefits of any kind. Further, any amounts payable under this Agreement shall not constitute compensation or otherwise be creditable with respect to any Company benefit plans or programs.

5.

Tax Reporting and Withholding: The Company will report all payments due under this Agreement to tax authorities, and withhold taxes and other amounts from them, as it determines is consistent with applicable law. You agree not to make any claim against the Company or any other person based on how the Company reports amounts or withholds taxes from them, or if an adverse determination is made as to the tax treatment of any amounts payable under this Agreement. You agree that the Company has no duty to try to prevent such an adverse determination.

6.

General Release and Waiver by Employee: Except as otherwise provided in Section 9, you, and anyone claiming through you or on your behalf, hereby waive and release the Company and its current and former, direct and indirect parents, subsidiaries, brother-sister companies, owners and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this Section, and their successors (together, the “Company Released Parties”) from any and all claims, proceedings, charges, causes of actions, grievances, suits, and complaints, whether known or unknown, that you now have or have ever had against the Company or any of the other Company Released Parties arising from any act, omission, or event occurring or existing at any time prior to or on the Execution Date, including but in no way limited to any matter relating to your employment by the Company and or the termination of that employment, whether arising in tort, contract, statute, common law, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity (“Released Claims”). Without limitation, this release specifically includes, but is not limited to, any and all claims that the Company Released Parties:

a.	violated any personnel policies, stock option plans, equity incentive plans, handbooks, contracts of employment, or covenants of good faith and fair dealing;

b.

violated the National Labor Relations Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act; the Older Workers’ Benefits Protection Act; the Americans With Disabilities Act, as amended; the Family and Medical Leave Act; the Equal Pay Act of 1963; the Occupational Safety and Health Act; the Fair Labor Standards Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Immigration Reform and Control Act; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Fair Credit Reporting Act,; the Worker Adjustment and Retraining Notification Act; the Uniform Services Employment and Reemployment Rights Act; the Genetic Information Nondiscrimination Act; the New York State Human Rights Law; the New York Labor Law (including but not limtied to the Retaliatory Action by Employers Law, the New York State Work Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); the New York Civil Rights Law; Section 125 of the New York Workers’ Compensation Law; Article 23-A of the New York Correction Law; the New York City Human Rights Law, and the New York City Earned Sick Leave Law and/or any other federal, state or local statute, law, regulation or ordinance, including but not limited to any claim that Company discriminated against you on the basis of age, race, color, sex (including sexual harassment), pregnancy, sexual orientation, transgender status, national origin, ancestry, disability, religion, membership in the military or National Guard, union activities, genetic background, arrest or conviction record; and/or

c.

violated public policy or common law, including, but not limited to, claims for retaliatory discharge, negligent hiring, retention or supervision, assault, battery, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with a contract or prospective economic advantage, negligence, invasion of privacy, detrimental reliance, loss of consortium and/or promissory estoppel.

As part of this release, you expressly waive any right to recovery of compensation of any kind, including costs, fees, or other expenses, including attorneys’ fees, incurred in these matters. The foregoing identification of specific statutes is for purposes of example only, and the omission of any specific statute or law should not limit the scope of this general release in any manner.

In the event of any complaint, charge, proceeding or other claim (collectively, “Claims”) filed with any court, other tribunal or governmental or regulatory entity that involves or is based upon any of the Released Claims pursuant to Section 9 below, you hereby waive and agree not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to you, including any costs, fees, or other expenses, including attorneys’ fees, incurred by or on behalf of you (however, this Agreement does not limit your eligibility to receive an award under applicable law, if any, for providing truthful information to a governmental agency or regulatory entity). Notwithstanding the foregoing, the releases and waivers in this Section 6 shall not apply to any claim for unemployment or workers’ compensation, or other claim that by law is non-waivable.

7.         Affirmations/No Pending Actions: You affirm that you have not filed or caused to be filed, and are not presently a party to, any claim, complaint, charge, or action against the Company Released Parties in any forum or form (provided, however, that you need not disclose to the Company, and the foregoing affirmation does not apply to, conduct or matters described in Section 9 below); you are the sole owner of the Released Claims; none of the Released Claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and you have the full right and power to grant, execute, and deliver the releases undertakings, and agreements contained in this Agreement. You further affirm that you are not entitled to and will not receive any compensation, payments, benefits, or recovery of any kind from the Company or the other Company Released Parties and have been paid all compensation, wages, bonuses, vacation, commissions and/or benefits to which you may be entitled, except in each case as expressly provided in this Agreement. In addition, you affirm that you have not suffered any on-the-job injury for which you have not already filed a claim. You also affirm that you have not been denied any leave of absence for which you were qualified nor have you been discriminated against or retaliated against for taking any leave of absence or any other reason, including but not limited to leaves pursuant to any applicable law.

8.         Covenant Not to Sue: Except as otherwise provided in Section 9, you agree not to undertake any litigation or make any claim whatsoever against the Company Released Parties that arises out of or in any way relates to the Released Claims.

9.         Protected Disclosures: Nothing in this Agreement affects your right to bring any claims for breach of the terms and conditions of this Agreement, claims arising from any future conduct directed at you, and any claim(s) that cannot be released by law. Nothing in this Agreement shall prohibit you from confidentially or otherwise (without informing the Company) communicating or filing a charge or complaint with a federal, state, local or other governmental agency or regulatory (including self-regulatory) entity, including concerning alleged or suspected criminal conduct or unlawful employment practices; participating in a governmental agency or regulatory entity investigation (or proceeding); or giving truthful testimony, statements, or disclosures to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law, including any regulation or legal process; or requesting or receiving confidential legal advice (at your own expense); or exercising any protected right to communicate about lawfully acquired compensation information or other working conditions, including but not limited to exercising Section 7 rights under the National Labor Relations Act. Furthermore, the U.S. Defend Trade Secrets Act of 2016 provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement limits or otherwise affects any such rights or creates liability for any such protected conduct. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

10.         Return of Company Property: You hereby warrant and represent to the Company that you have returned to the Company, or will return prior to the payment referenced in Section 3, all property or data of the Company of any type whatsoever that has been in your possession or control, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Company property in your possession or control. You further acknowledge and agree that you no longer have access to and do not claim ownership of any of Company cloud storage accounts.

11.         Confidential and Proprietary Information: You hereby acknowledge that you remain bound by the Proprietary Information and Inventions Assignment Agreement between you and the Company and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

12.         Non-Disparagement/Non-Competition: Except as provided in Section 9, you shall refrain from all conduct, verbal or otherwise, hat directly or indirectly disparages or damages the reputation, goodwill, or standing in the community of the Company, any of the Company’s products or brands, or any Company Released Party; provided, however, that nothing herein shall preclude you from discussing or disclosing information about any unlawful acts by the Company, such as harassment or discrimination or any other conduct you have reason to believe is unlawful, or from testifying as required by lawful subpoena or other legal process or making good faith reports to governing regulatory bodies or authorities, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

You shall refrain for a period of one year from the date hereof from directly or indirectly, competing against, or assisting third parties in any way that could reasonably be deemed to compete with, the Company’s essential oils, Squatty Potty and Photo Paper Direct (PPD) businesses.

13.         Neutral Reference: The Company agrees to respond to any inquiries from third parties, including prospective employers, by disclosing only your dates of employment and title.

14.         Confidentiality: Except as provided in Section 9, you agree not to disclose the existence or terms of this Agreement, or any facts, circumstances or allegations involving or related to any alleged claims that you have or may have against the Company Released Parties that are released in this Agreement, to any third parties with the exception of your accountants, attorneys, and spouse, provided that each such person shall be bound by this confidentiality provision and you shall ensure such confidentiality. You and the Company each acknowledge, agree and affirmatively state that the confidentiality obligations set forth in this Section 14 are the documented and explicit preference of, and are mutually beneficial to, each of you, including without limitation because you wish to maintain the privacy of all such matters and both parties recognize the benefits of a confidential resolution of all such matters.

15.         Arbitration/Waiver of Jury Trial: The Company and you agree to resolve on an individual basis any disputes you may have with each other through final and binding arbitration. For example, you are agreeing to arbitrate any dispute about the formation, validity, or meaning of this Agreement and any contract, tort, or statutory claims (including but not limited to claims for defamation, discrimination and retaliation). You also agree to resolve through final and binding arbitration any disputes you have with any other Company Released Party who elects to arbitrate those disputes under this subsection. Arbitrations will be conducted by JAMS in accordance with its employment dispute resolution rules (and no other JAMS rules), except that if any provision of this Section conflicts with the JAMS rules, then the provision of this Section will prevail. This agreement to arbitrate does not preclude resort to or recovery through any government agency process or proceeding, including but not limited to those of the National Labor Relations Board and the Equal Employment Opportunity Community (or its state and local counterparts). Except as otherwise may be required by law, the parties to the arbitration will bear their own costs and attorney’s fees and share equally the JAMS fee and the arbitrator’s fee; provided, however, that the arbitrator at the conclusion of the arbitration will award costs and attorney’s fees to the prevailing party, except where the fee-shifting law applicable to the claim(s) asserted provides otherwise. You acknowledge that you understand the Arbitration requirements contained in this Section and that Arbitration would be in lieu of a court or jury trial. YOU AND THE COMPANY BOTH WAIVE THE RIGHT TO A JURY TRIAL. The Federal Arbitration Act will govern this Section, but if for any reason the FAA is held to be inapplicable, then the law of arbitrability of the state in which you last worked for the Company will apply.

16.         No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of the Company or any other of the Company Released Parties. The Company Released Parties expressly deny any such illegal or wrongful conduct by them. This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.

17.         Section 409A: This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations thereunder (Section 409A), and the Company shall have complete discretion to interpret and construe this Agreement in any manner that establishes an exemption from (or otherwise conforms to) the requirements of Section 409A. For purposes of Section 409A, each payment hereunder shall at all times be considered a separate and distinct payment. To the extent required under Section 409A, any payments to be made under this Agreement on a termination of employment only will be made upon a “separation from service” within the meaning of Section 409A and any payments that otherwise would be made to you during the first six months following your separation from service will instead be made to you on the first day of the seventh month following your separation from service. If the period you have to consider and revoke this Agreement spans two calendar years, notwithstanding anything to the contrary in this Agreement, no payment will be made to you prior to the second calendar year. The Company makes no guarantee as to any tax treatment relating to this Agreement and neither the Company, its employees, officers, directors, or attorneys shall have any liability to you on account of any adverse tax or related consequences including but not limited to adverse consequences under Section 409A.

18.         Acknowledgement and Waiver: You acknowledge, understand, and agree that: (a) you have read this Agreement in its entirety and understand all of its terms; (b) by this Agreement, you have been advised to consult with an attorney (chosen by you and at your expense) before executing this Agreement; (c) you knowingly, freely and voluntarily assent to all of the terms and conditions of this Agreement including, without limitation, the waiver, release, and covenants contained in this Agreement; (d) you are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; (e) you are not waiving or releasing rights or claims that may arise after you sign this Agreement; (f) you understand that the waiver and release in this Agreement is being requested in connection with your separation from employment from the Company; (g) you have been given at least twenty-one (21) calendar days in which to consider whether to execute this Agreement, to ask questions, and to consult with an attorney of your choice; and (h) you shall have an additional seven (7) calendar days after the date on which you sign this Agreement to revoke the Agreement upon written notice to chris@aterian.io and the Agreement will not become effective or enforceable until this seven (7)-calendar day revocation period has expired without any revocation by you. If you revoke this Agreement, it shall be null and void. Any modification of this Agreement or any exhibits or attachments hereto, whether material or immaterial, will not restart the twenty-one (21) calendar day consideration period set forth above.

19.         Complete Agreement: This Agreement, together with the Proprietary Information and Inventions Assignment Agreement referenced in Section 11 and any other restrictive covenants that you have executed in connection with your compensation from or employment by the Company (including all stock award agreements), constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

20.         Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

21.         Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile, PDF or by other electronic means acceptable to the Company shall have the same force and effect as execution of an original and a copy of a signature (or other electronic version) will be admissible in any legal proceeding as if an original.

22.         Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

This offer of separation compensation in exchange for a release of claims will expire at 5:00 p.m. (Eastern Time) on [DATE].

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

ATERIAN GROUP, INC

By:

Christopher Porcelli

General Counsel & Head of People

BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY, AND THE COMPANY ADVISES YOU TO DISCUSS IT WITH YOUR ATTORNEY. YOU HAVE 21 DAYS FOLLOWING THE DATE ON WHICH YOU RECEIVED THIS AGREEMENT TO CONSIDER IT AND DELIVER A DIGITAL SIGNED COPY OF IT TO CHRIS@ATERIAN.IO. BY SIGNING IT, YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

YOU MAY RESCIND THIS AGREEMENT. TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE THAT YOU ARE RESCINDING THIS AGREEMENT TO CHRIS@ATERIAN.IO BEFORE SEVEN DAYS EXPIRE FROM THE TIME YOU SIGNED IT. IF YOU RESCIND THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE PAYMENTS OR BENEFITS DESCRIBED IN IT THAT ARE CONTINGENT ON YOUR ENTERING INTO AND NOT RESCINDING THIS AGREEMENT.

READ, UNDERSTOOD AND AGREED

Date: